July 29, 2004
Businesswire
1185 Avenue of the Americas, 3rd Floor
New York, NY  10036

FROM: William A. Smith, Jr.   ACCOUNT:   Graham Corporation
      Smith Law Office, P.C.             20 Florence Avenue
      7 State Street                     Batavia, NY  14020
      Pittsford, NY  14534               ATT:  Carole M. Anderson

Please distribute the following press release on your National wire.

Please send us by fax (585-343-1177) copies of Dow Jones, Reuters, and any other wire service reports of this release when you receive them.


QUOTE

FOR GRAHAM CORPORATION

Company Contact:  J. Ronald Hansen
Batavia, New York  14020 - Phone (585) 343-2216

PRESS RELEASE
FOR IMMEDIATE RELEASE:
July 29, 2004



                   GRAHAM CORPORATION ANNOUNCES RESULTS
            FOR FIRST QUARTER OF FISCAL YEAR ENDING MARCH 2005

            (Dollar amounts in thousands except per share data)

    Batavia, N.Y. (July 29, 2004) -- Graham Corporation (GHM:ASE) announced today results for the first quarter (April - June 2004) of its current fiscal year. Compared to the first quarter of the previous fiscal year, sales were $9,397 versus $8,435; net loss was $1,098 versus a $658 net loss for the same quarter of the previous year; and diluted net loss per share was $.66 versus a net loss of $.40 per share for the same quarter of the previous year. During the first quarter of the previous year the Company recorded a pre-tax gain of $522 resulting from curtailment of a benefit plan for post-retirement medical coverage.

     Orders for the first quarter were $15,157, a $3,924, 34.9%, increase over the prior year of $11,233. Consolidated backlog on June 30, 2004 was at $27,844, compared to $21,988 at March 31, 2004 and $26,430 at June 30,
2003.

     Al Cadena, President and Chief Executive Officer of Graham Corporation commented, "Last year's anemic bookings clearly impacted the first quarter results. We expect the consequences of the low booking period to be felt as well in the second quarter. However, new orders have increased appreciably, reflecting a substantial upturn in global projects."

     "Although recovery in domestic U.S. markets is slow, new projects overseas have picked up substantially, especially in the petrochemical and refining markets. The result for Graham has been significantly increased bookings for condensers and vacuum systems bound for the Far East and Mexico."

     "The company has continued to optimize its cost structure effectively. On the basis of these steps and with the growing strength of bookings experienced this year, we expect a profitable third quarter and considerable continued improvement in results for the fourth."


     Graham Corporation designs and builds vacuum and heat transfer equipment for process industries throughout the world. The Company is a worldwide leader in vacuum technology. The principal markets for our equipment are the chemical, petrochemical, petroleum refining and electric power generating industries, including cogeneration and geothermal plants. Other markets served include metal refining, pulp and paper, shipbuilding, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning. Ejectors, liquid ring and dry vacuum pumps, condensers, heat exchangers and other products we sell, sold either as components or as complete systems, are used by our customers to produce synthetic fibers, chemicals, petroleum products (including gasoline), electric power, processed food (including canned, frozen and dairy products), pharmaceutical products, paper, steel, fertilizers and numerous other products used everyday by people throughout the world.

     This  press  release  contains forward-looking statements  within  the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect,
actual   results  may  vary  in  material  aspects  from  those   currently
anticipated.

                           GRAHAM CORPORATION


        SUMMARY OF CONSOLIDATED SALES AND EARNINGS (UNAUDITED)
             (In thousands except per share data)

                                                 Three Months Ended
                                              June 30,         June 30,
                                               2004             2003
                                              --------         --------
Net Sales                                     $ 9,397          $ 8,435
Costs and Expenses                             11,054            9,884
Other Income                                                      (522)
                                              -------          -------
Loss Before Income Taxes                       (1,657)            (927)
Benefit for Income Taxes                         (559)            (269)
                                              -------          -------
Net Loss                                      $(1,098)         $  (658)
                                              =======          =======
Per Share Data
  Net Loss  -  Basic
                                                ($.66)           ($.40)
                                                =====            =====
               Diluted                          ($.66)           ($.40)
                                                =====            =====

               CONDENSED CONSOLIDATED BALANCE SHEET (in thousands)

                                                          (UNAUDITED)
                                                            June 30,   March 31,
                                                              2004       2004
                                                            --------   ---------
ASSETS
  Cash and cash equivalents                                 $ 1,110    $   467
  Investments                                                 4,495      5,296
  Accounts Receivable                                         6,244      8,950
  Inventories                                                 6,792      7,015
  Prepaid Expenses and Other Current Assets                   3,016      2,727
                                                            -------    -------
    Total Current Assets                                     21,657     24,455
  Property, Plant & Equipment - Net                           9,034      9,227
  Other Assets                                                2,511      2,106
                                                            -------    -------
    Total                                                   $33,202    $35,788
                                                            =======    =======
LIABILITIES & SHAREHOLDERS' EQUITY
  Short Term Debt & Current Portion of Long-Term Debt       $ 1,622    $ 1,969
  Accounts Payable                                            2,545      3,230
  Other Current Liabilities                                   6,928      7,556
                                                            -------    -------
    Total Current Liabilities                                11,095     12,755
  Long-Term Debt                                                 82         93
  Deferred Liabilities                                        5,082      4,790
  Shareholders' Equity                                       16,943     18,150
                                                            -------    -------
    Total                                                   $33,202    $35,788
                                                            =======    =======

UNQUOTE